EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-42068) of The Goldman Sachs Group, Inc. of our report dated May 20, 2005 relating to the financial statements of the Goldman Sachs Employees’ Profit Sharing Retirement Income Plan, which appears in this Form 11-K.

/s/ PriceWaterhouseCoopers LLP

New York, New York
May 23, 2005